Exhibit (c)(5)

C O N F I D E N T I A L 2 7 S E P T E M B E R 2 0 1 2

I N D E P E N D E N T C O M M I T T E E D I S C U S S I O N M A T E R I A L S

Project Promise

LAZARD

C O N F I D E N T I A L P R O J E C T P R O M I S E

Disclaimer

This document, together with any oral or other supplemental information (collectively, the “materials”), have been prepared by Lazard Frčres & Co. LLC and Lazard Asia (Hong Kong) Limited (collectively, “Lazard”), and are provided for the information of the Independent Committee (the “Client”) of the Board of Directors of China Nuokang Bio-Pharmaceutical Inc. (the “Company”) only on a confidential basis, in connection with the Company’s consideration of a proposed sale or similar transaction involving all or substantially all of its share capital, business or assets (the “Transaction”). The materials must be held by the Client in strict confidence and must not be photocopied or reproduced in any other electronic or physical form and must not be communicated, disclosed, summarized, referred to, quoted or distributed to any other person in whole or in part at any time except with Lazard’s prior written consent.

Notwithstanding the foregoing, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed Transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to theidentity of the parties, their affiliates, agents radvisors.

The materials have been based upon information provided to Lazard by the Client, the Company and/or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts with respect to anticipated future performance. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assetsor liabilities (contingent or otherwise) of any entity, or concerning solvency or fair value of any entity, and we have not been provided with any such information. To the fullest extent permitted by law, Lazard, its affiliates and their respective directors, officers, employees and agents disclaim any responsibility for the information herein and for any omissions from such information or for any reliance that the recipient or any third party may seek to place upon such information, and give no representation, warranty or guarantee, express or implied, as to the accuracy, completeness, currency or reliability of the information herein, or any other materials, or as to the reasonableness of any financial forecasts. In particular, with respect to such financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to future financial performance. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. While any subsequent changes in the circumstances may affect the information herein, we assume no responsibility to update or sup pplement the information set forth herein. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard. These materials shall not be used for any purpose other than that for which they were provided.

LAZARD

CONFIDENTIAL PROJECT PROMISE

Disclaimer (Cont'd)

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Lazard's letter of engagement. The materials were prepared for specific persons familiar with the business and affairs of the Client for use in a specific context and were not prepared with a view to public disclosure or to conform with disclosure standards under any applicable laws, rules or regulations, and Lazard takes no responsibility for use of the materials by persons other than the Client. Lazard only acts for those entities and persons whom it has identified as its client and no-one else and will not be responsible to anyone other than such clients for providing the protections afforded to clients of Lazard nor for providing advice. This document should be read in conjunction with and is subject to any other materials provided in connection herewith and the terms of the financial opinion letter delivered by Lazard to the Client in relation to the Transaction. This document is not a financial opinion or recommendation by Lazard. These materials are summary in nature and do not include all of the information that the recipient should evaluate in considering a possible Transaction. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice.

This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document is not a research report and was not prepared by the research department of Lazard.

LAZARD

C O N F I D E N T I A L P R O J E C T P R O M I S E

Table of Contents

I TRANSACTION OVERVIEW 1

II PROMISE SITUATION OVERVIEW 8

III REVIEW OF MANAGEMENT PROJECTIONS 11

IV FINANCIAL ANALYSIS 16

APPENDIX

A Additional Promise Information 21

B WACC Analysis 23

C Premiums Paid Analysis 24

D Chinese Market Developments 25

LAZARD

P R O J E C T P R O M I S E

I Transaction Overview

LAZARD

PROJECT PROMISE | I TRANSACTION OVERVIEW

Transaction Summary

The following summary outlines the current proposal (the "Proposal") from Mr. Baizhong Xue ("Mr. Xue") for the acquisition of Promise (the "Company")

TRANSACTION	■ Acquisition by Mr. Xue[1] of all the outstanding shares of Promise not currently owned by him (approximately 59.9 million ordinary shares or 7.5 million ADS, constituting 38.8% of the fully diluted ordinary share capital[2]) ▪ Subsequent to the acquisition, Mr. Xue could receive up to RMB200 million (or c.US$31.5 million at 6.35 RMB/US$) dividend and carry out the Onshore Share Transfer[3]
OFFER PRICE AND IMPLIED VALUATION	■ US$5.80/ADS (or US$0.725/ordinary share), valuing the fully diluted ordinary share capital of Promise at approximately US$111.9 million
CONSIDERATION	■ Cash
RSU TREATMENT	■ Vested and unvested Restricted Stock Units ("RSUs") will be settled at US$0.725/RSU in cash at closing
FINANCING	■ Equity – Mr. Xue agrees to vote for the Transaction and continues to hold his 61.2% ownership in the Company ■ New debt – New debt facility in the amount of US$44.2 million to be provided by China Grand Enterprises (HK) Limited ("China Grand HK"), for which a Facility Agreement is expected to be executed ■ Existing debt[4] – Current debt to be rolled over
DEBT FACILITY	■ US$44.2 million term loan facility, subject to the Facility Agreement ■ Purpose: for payment of (a) the Acquisition Consideration and (b) the Transaction Costs ■ Interest: none, subject to potential default interest of 3.0% p.a. ■ Repayment: 90 days, extendable by 3 business days if Onshore Share Transfer fails otherwise by 60 days and/or until the closing/termination of the Onshore Share Transfer ■ Availability: period from date of execution to earlier of the closing/termination of the Transaction and the Acquisition Longstop Date (ie, 31 Mar 2013) ■ Key Conditions Precedent: conditional upon execution and approval of merger, regulatory approvals (if any), receipt of corporate/transaction documents and other customary conditions

Source: 27 Sep 2012 draft Merger Agreement; 25 Sep 2012 draft Facility Agreement (Capitalized terms are as defined in the Merger Agreement and Facility Agreement, as applicable)

Note:

(1) And/or Ms. Yuhuan Zhu, Mr. Xue's wife

(2) Includes 153,030,734 ordinary shares plus 1,360,000 RSUs, outstanding as of 19 Sep 2012 (per records of the Company); 1 ADS = 8 ordinary shares

(3) Refers to the potential transfer of 55% equity interests in each of the three Chinese onshore subsidiaries of Promise to China Grand Enterprises Group Co., Ltd. Please refer to page 3 for further information

(4) Represents short-term bank loans that contain no specific renewal terms and the extension of which is dependent on negotiations between the Company and the banks. The Transaction would not trigger repayment of this bank loan per Promise management

1 | LAZARD

PROJECT PROMISE | I TRANSACTION OVERVIEW

Transaction Summary (cont'd)

CERTAIN CLOSING CONDITIONS	▪ Company Shareholder Approval of the Merger Agreement and the Plan of Merger by the affirmative vote from holders of two-thirds of the Company Shares voting at the Company Shareholders Meeting ▪ No injunctions or legal restraints ▪ No Company Material Adverse Effect
ACQUISITION PROPOSALS	▪ No solicitation of alternative Acquisition Proposals ▪ If unsolicited Acquisition Proposal received prior to the Shareholder Approval, the Company may participate in negotiations and provide non-public information ▪ The Company Board shall determine in good faith, after consultation with advisors, that proposal constitutes a Superior Proposal ▪ Prior to effecting a Company Adverse Recommendation Change and entering into an Alternative Acquisition Agreement, Mr. Xue has three business days to negotiate a revised proposal
TERMINATION FEES	▪ Parent Termination Fee(1) of US$3.0 million (approximately 2.7% of equity value) ▪ Company Termination Fee(2) of US$1.0 million (approximately 0.9% of equity value)
EXPECTED CLOSING	▪ 1Q 2013

Source: 27 Sep 2012 draft Merger Agreement; 25 Sep 2012 draft Facility Agreement (Capitalized terms are as defined in the Merger Agreement and Facility Agreement, as applicable)

Note:

(1) Termination fee payable by Mr. Xue / Ms. Yuhuan Zhu (via Kingbird Investment Inc., the "Parent") in the events defined under the Merger Agreement

(2) Termination fee payable by Promise in the events defined under the Merger Agreement

2 | LAZARD

PROJECT PROMISE | I TRANSACTION OVERVIEW

Potential Subsequent Arrangement between Mr. Xue and China Grand

- A Framework Agreement is expected to be executed between Mr. Xue and China Grand Enterprises Group co., Ltd[1] ("China Grand Enterprises"), under which:
  - Promise's three Chinese onshore subsidiaries will distribute up to RMB200 million (or c.US$31.5 million at 6.35 RMB/US$) dividend to Mr. Xue after the closing of the Transaction using available balance sheet cash
  - China Grand Enterprises will convert its US$44.2 million loan into 55% equity interests in each of the three Chinese onshore subsidiaries of Promise, at an equity value (US$44.2 million, or 55% * (US$111.9 million - US$31.5 million)) substantially similar to that being offered to public shareholders

Simplified Group Structure Prior to Onshore Share Transfer


Mr. Xue
61.2%
Promise
(Cayman Islands)
100%
Surplus International
Investments Limited
(Hong Kong)
Outside China
Inside China
100%
100%
100%
Liaoning Nuokang
Bio-Pharmaceutical Co., Ltd.
(WFOE)(2)
Shenyang Shouzheng
Bio-Technology Co., Ltd.
(WFOE)(2)
Penglai Nuokang
Pharmaceutical Co., Ltd.
(WFOE)(2)

Simplified Group Structure Post Onshore Share Transfer


Mr. Xue
100%
Promise
(Cayman Islands)
100%
Surplus International
Investments Limited
(Hong Kong)
Outside China
Inside China
45%
45%
45%
Liaoning Nuokang
Bio-Pharmaceutical Co., Ltd.
(WFOE)(2)
Shenyang Shouzheng
Bio-Technology Co., Ltd.
(WFOE)(2)
Penglai Nuokang
Pharmaceutical Co., Ltd.
(WFOE)(2)
55%
55%
55%
China Grand Enterprises
Group Co., Ltd

Source: Company Filings; 11 Sep 2012 draft Framework Agreement

Note:
(1) China Grand Enterprises controls China Grand HK
(2) WFOE = Wholly Foreign-Owned Enterprise

3 | LAZARD

PROJECT PROMISE | I TRANSACTION OVERVIEW

Proposed Transaction Sources and Uses

(US$ in million, except per share data; US$1 = RMB6.36)

The following summarizes sources & uses of fund for Mr. Xue's acquisition of public shareholders' equity and his potential subsequent arrangement with China Grand Enterprises

Transaction Sources		Amount	% of Total	Transaction Uses		Amount	% of Total
Acquisition of Public Shareholders' Equity							
Acquisition Debt - China Grand HK[(1)]	US$	44.2	56.0%	Purchase of Equity - Public Shareholders	US$	43.4	55.0%
Balance Sheet Cash		3.2	4.0%	Transaction Fees & Expenses[(2)]		4.0	5.1%
Potential Subsequent Arrangement							
Balance Sheet Cash		31.5	39.9%	Dividend to Mr. Xue[(3)]		31.5	39.9%
Total Sources	**US$**	**78.9**	**100.0%**	**Total Uses**	**US$**	**78.9**	**100.0%**

Memo

(1) A Facility Agreement is expected to be executed

(2) Estimated transaction fees & expenses payable out of balance sheet cash & cash equivalent and the acquisition debt

(3) Potential dividend payable by Promise's three Chinese onshore subsidiaries to Mr. Xue in accordance with the Framework Agreement between Mr. Xue and China Grand Enterprises

4 | LAZARD

PROJECT PROMISE | I TRANSACTION OVERVIEW

Analysis at Various Prices

(US$ in million, except per share data; US$1 = RMB6.36)

	Metric	52 Week Low	Low Since 8 May 2012	Current (21 Sep 2012)	High Since 8 May 2012	52 Week High	Offer Price
Share Price		**US$ 2.25**	**US$ 4.00**	**US$ 4.83**	**US$ 5.08**	**US$ 5.08**	**US$ 5.80**
Premium to Current Price (US$4.83)		*(53.4)%*	*(17.2)%*	*-*	*5.1%*	*5.1%*	*20.0%*
Premium to Offer Price (US$5.80)		*(61.2)%*	*(31.0)%*	*(16.7)%*	*(12.4)%*	*(12.4)%*	*-*
Premium to 8 May 2012 - One-Day Prior to Xue's Offer (US$3.70) [(a)]		*(39.2)%*	*8.1%*	*30.6%*	*37.3%*	*37.3%*	*56.8%*
% of 52-Week Low on 12 Jan 2012 (US$2.25)		*100.0%*	*177.8%*	*214.8%*	*225.8%*	*225.8%*	*257.8%*
% of 52-Week High on 11 Jul 2012 (US$5.08)		*44.3%*	*78.7%*	*95.1%*	*100.0%*	*100.0%*	*114.2%*
Fully Diluted Shares Outstanding (ADS) [(b)]		19.3	19.3	19.3	19.3	19.3	19.3
Equity Value		**US$ 43.4**	**US$ 77.2**	**US$ 93.3**	**US$ 98.0**	**US$ 98.0**	**US$ 111.9**
Plus: Total Debt as of 30 Jun 2012 [(c)]		1.4	1.4	1.4	1.4	1.4	1.4
Less: Cash as of 30 Jun 2012 [(d)]		(37.1)	(37.1)	(37.1)	(37.1)	(37.1)	(37.1)
Net Debt		**(35.7)**	**(35.7)**	**(35.7)**	**(35.7)**	**(35.7)**	**(35.7)**
Enterprise Value		**US$ 7.7**	**US$ 41.5**	**US$ 57.6**	**US$ 62.4**	**US$ 62.4**	**US$ 76.3**
Enterprise Value to Revenue	**Metric**						
LTM Revenue	US$43.6	0.18x	0.95x	1.32x	1.43x	1.43x	1.75x
CY2012E Revenue	US$46.3	0.17x	0.90x	1.24x	1.35x	1.35x	1.65x
CY2013E Revenue	US$48.5	0.16x	0.86x	1.19x	1.28x	1.28x	1.57x
Enterprise Value to EBITDA	**Metric**						
LTM Adjusted EBITDA [(e)]	US$5.5	1.4x	7.6x	10.5x	11.4x	11.4x	13.9x
CY2012E EBITDA	US$8.5	0.9x	4.9x	6.8x	7.3x	7.3x	9.0x
CY2013E EBITDA	US$8.5	0.9x	4.9x	6.7x	7.3x	7.3x	8.9x

Source: Bloomberg; financial forecasts per management projections

Note:
(a) On 9 May 2012, Mr. Xue submitted a proposal letter to acquire all of the outstanding shares of Promise not owned by Mr. Xue and his affiliates in a going-private transaction for US$5.80/ADS in cash. Promise has since traded at a low of US$4.00 on 9 May 2012 and a high of US$5.08 on 11 Jul 2012
(b) Includes 153,030,734 ordinary shares plus 1,360,000 RSU, outstanding as of 19 Sep 2012 (per records of the Company); 1 ADS = 8 ordinary shares
(c) Total debt includes short term bank loans and non-controlling interest
(d) Cash includes cash & cash equivalents and short-term investments
(e) Adjustments for non-recurring items including a) allowance for non-trade receivables, b) non-operational charge related to exploration of strategic alternatives, c) expenses related to the going-private transaction

5 | LAZARD

PROJECT PROMISE | I TRANSACTION OVERVIEW

Timeline of Key Events

May 2012

9 May 2012

- Promise announced receipt of a non-binding proposal letter from Mr. Xue to acquire Promise for US$5.80 per ADS in cash (the "Transaction")
- In the non-binding proposal letter, Mr. Xue stated that:
  - He was not interested in selling his shares in any other transaction involving the Company
  - He had been in discussions with an investor (the "Financing Partner") regarding financing for the Transaction
  - He had retained Kirkland & Ellis International LLP as his international legal counsel

21 May 2012

- Promise Board of Directors formed the Independent Committee to review and evaluate the non-binding proposal of Mr. Xue and appointed Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") as legal advisor

June-July 2012

4 June 2012

- Promise announced that the Independent Committee had engaged Lazard and Houlihan Lokey (together the "Financial Advisors") as its independent financial advisors

7 June 2012

- Mr. Xue agreed a 60-day exclusive cooperation period with the Financing Partner

15 June 2012

- Promise announced that Mr. Robert Pu had tendered his resignation as the Company's CFO for personal reasons and Mr. Felix Wong was appointed as the new CFO

June – July 2012

- The Financial Advisors commenced due diligence on the Company
- Mr. Xue confirmed to the Financial Advisors that he was unwilling to sell part or all of his shares in Promise nor work with another party (other than the Financing Partner) to acquire Promise
- Lazard conducted a market check and contacted a list of 20 third parties as instructed by the Independent Committee
  - None of the contacted parties submitted any acquisition proposal
  - No other third parties have reached out to Lazard with an indication of interest to submit an acquisition proposal

August-September 2012

27 August 2012

- The Independent Committee met with the Financial Advisors and Skadden to discuss management projections for the Company

16 August; 7 & 24 September 2012

- The Financial Advisors met with Promise management for further due diligence and discussion on the management projections

31 August 2012

- Promise received a draft merger agreement from Mr. Xue

9, 21 & 26 September 2012

- The Independent Committee met with Skadden and the Financial Advisors to discuss issues on the draft merger agreement

6 | LAZARD

P R O J E C T P R O M I S E I T R A N S A C T I O N O V E R V I E W

Summary of Third Party Contact

As of 27 September 2012, no third parties contacted by Lazard had submitted any acquisition proposal and no other third party had contacted Lazard with an indication of interest in a potential transaction with Promise

PARTIES CONTACTED KEY FEEDBACK

STRATEGIC (9 TOTAL)

Strategic 1 Strategic 6

Strategic 2 Strategic 7

Strategic 3 Strategic 8

Strategic 4 Strategic 9

Strategic 5

FINANCIAL (11 TOTAL)

Financial 1 Financial 7

Financial 2 Financial 8

Financial 3 Financial 9

Financial 4 Financial 10

Financial 5 Financial 11

Financial 6

Valuation is high (US$5.80/ADS)

Not interested in acquiring minority interest

Not interested without cooperation from Chairman

Not interested without securing Mr. Xue’s shares

7

LAZARD

P R O J E C T P R O M I S E

II Promise Situation Overview

LAZARD

PROJECT PROMISE
II PROMISE SITUATION OVERVIEW

Share Price Performance – 2011 to YTD2012


(US$ per ADS)
Period High $5.88
Period Low $2.25
Period Average $4.09
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
Jan 2011
Mar 2011
May 2011
Jul 2011
Sep 2011
Nov 2011
Jan 2012
Mar 2012
May 2012
Jul 2012
Sep 2012
25 Mar 2011
Announced US$5 million share repurchase program
16 Mar 2011
Reported 4Q2010 result with better-than-expected revenue;
Management guided a 15% revenue growth in 2011
25 May 2011
Reported 1Q2011 result with EPS beating broker estimate;
Announced Kaitong winning tenders in five provinces
25 Aug 2011
Reported 2Q2011 result with declined Baquting sales;
Baquting's market share grew to 40% as key competitor Reptilase exited China
17 Nov 2011
Reported 3Q2011 result with better than expected operating margins
11 Jan 2012
Agreed to acquire the rights for Alpha Lipoic Acid Capsule from Shandong Qidu Pharmaceutical for RMB18 million
14 Mar 2012
Reported 4Q2011 result with better-than- expected revenue;
Promise remains the leader in the hemocoagulase market
9 May 2012
Announced receipt of a non-binding going-private proposal from Mr. Xue for $5.80/ADS
23 May 2012
Reported 1Q2012 result, showing gradual recovering in performance
23 Aug 2012
Reported 2Q2012 result, showing continued improvement in performance
18 Sep 2012
NDRC announced price-cut for Baquting, which will take effect from Oct

8 | LAZARD

Source: Bloomberg. Market data as of 21 Sep 2012
Note: Shaded area (ie, from April 2011 to April 2012) represents time period during which Promise was previously exploring strategic alternatives

P R O J E C T P R O M I S E I I P R O M I S E S I T U A T I O N O V E R V I E W

Relative Share Price Performance – Since IPO

Relative Performance vs. Indexes

Relative Performance vs. Industry

180 9 May 2012 As of As of

Announces receipt of

8	May 21 Sep

Mr. Xue’s going-private proposal

150

19.9% 30.3%

120

90

(12.5%) (21.3%)

(18.4%) (24.0%)

60 (24.4%) (37.4%) (58.9%) (46.3%)

30

0

Dec 2009 Jun 2010 Jan 2011 Aug 2011 Feb 2012 Sep 2012 Promise S&P 500 Healthcare Hang Seng China Enterprises Shanghai Composite Halter USX China

180 9 May 2012

Announces receipt of As of As of Mr. Xue’s going- 8 May 21 Sep private proposal

150

120

90

(2.6%) (5.3%)

60

(58.9%) (46.3%)

30

0

Dec 2009 Jun 2010 Jan 2011 Aug 2011 Feb 2012 Sep 2012 Promise US-Listed China-based Pharmaceutical Companies

Source: Bloomberg. Market data as of 21 Sep 2012

Note: Halter USX China Index (HXC) represents U.S.-listed, China-based companies

Note: US-Listed China-based Pharmaceutical Companies includes: Simcere, SciClone, 3SBio, China Biologic Products and Sinovac

LAZARD

PROJECT PROMISE II PROMISE SITUATION OVERVIEW

Wall Street Perspectives – Analyst Forecasts & Commentary

(US$ in million, except per share data; US$1 = RMB6.36)

	Firm	Date	Rating	Valuation Methodology	Price Target	Analyst Commentary
CURRENT	Oppenheimer	23 Aug 2012	Not Rated	NA	NA	*"We believe [Promise] is still recovering. We expect it to take some time to reach the pre-business restructure level. The company already spent RMB3.4M on going-private transaction fee in 2Q12."*
		24 May 2012	Not Rated	NA	NA	*"We believe [Promise]'s business recovery is on track. Despite intense competition, Baquting market share is stable at 35%. Regarding privatization, an independent committee of board of directors was formed to review and evaluate the proposal from Chairman/CEO. [Promise] also appointed a legal counsel. Things seem to be progressing well."*
		9 May 2012	Not Rated	NA	NA	*"We expect the going-private proposal will likely be approved by the board/shareholders, as the $5.80 proposal price represents 56.8% premium to the May 8 closing price. Although significantly lower than the IPO price of $9 in December 2009, the $5.80 represents 20.7x our 2013 EPADS estimate."*
PRE-ANNOUNCEMENT	Oppenheimer	28 Mar 2012	Outperform	P/FY2013 EPS (12.5x)	US$5.00	*"Sales decline in 4Q11 was due to lower sales from direct channel, which contributed only 30% of FY11 sales volume vs. 43% in 2010. Baquting, the most important product, declined 32% yoy. Going forward, although risks of price cut of 5-10% exists, mgmt expect a stable ex-factory price in 2012. While it remains open to strategic alternatives, management is focusing on its core business this year."*
		21 Nov 2011	Outperform	P/FY2013 EPS (13.5x)	US$5.00	*"3Q11 revenue came in at RMB87.2M (+3.5% yoy), slightly above our estimate. Baquting grew 8.8% yoy although market share declined to 38%. Gross margin of 86.6% remains stable. Lower G&A contributed to higher than expected operating margin but a one-time non-cash tax accrual caused EPS to miss by a penny."*

21 Sep Price:	US$4.83
52 Week High:	US$5.08
52 Week Low:	US$2.25

10 | LAZARD

Source: Bloomberg and Broker reports

P R O J E C T P R O M I S E

III Review of Management Projections

LAZARD

P R O J E C T P R O M I S E I I I R E V I E W O F M A N A G E M E N T P R O J E C T I O N S

Management Projections

(US$ in million, except per share data; US$1 = RMB6.36)

Fiscal Year Ending December 31 2011-2017 2012-2017

2009A 2010A 2011A 2012E 2013E 2014E 2015E 2016E 2017E CAGR CAGR

Revenue

Baquting 41.6 46.7 42.9 42.4 44.3 48.8 53.6 59.0 64.9 7.2% 8.9%

Kaitong —— 0.7 1.8 2.1 2.4 2.8 3.2 3.7 30.7% 15.0%

Alpha Lipoic Acid ——— 0.5 0.5 0.6 0.7 0.8 0.9 N/A 15.0%

Other 2.9 2.9 1.7 1.6 1.6 1.6 1.6 1.6 1.6 (1.0)% 0.0%

Total Revenue 44.5 49.6 45.3 46.3 48.5 53.4 58.7 64.6 71.1 7.8% 9.0%

% growth (Y-o-Y) 25.5% 11.6% (8.7)% 2.2% 4.9% 9.9% 10.0% 10.0% 10.1%

Gross Profit 38.9 43.8 39.3 40.0 41.7 45.8 50.4 55.5 61.1 7.7% 8.8%

%margin 87.4% 88.2% 86.7% 86.4% 85.8% 85.9% 85.9% 85.9% 85.9%

Total Operating Expenses (26.1) (33.4) (36.3) (34.1) (35.7) (39.5) (43.1) (47.0) (51.2) 5.9% 8.5%

% of revenue 58.8% 67.3% 80.2% 73.6% 73.5% 74.1% 73.4% 72.7% 72.0%

EBIT 12.7 10.4 2.9 6.0 6.0 6.3 7.3 8.5 9.9 22.5% 10.7%

% margin 28.6% 20.9% 6.5% 12.9% 12.4% 11.8% 12.5% 13.2% 13.9%

Net Income 102. 72. (22). 47. 48. 50. 58. 68. 79. N/M 107%.

% margin 23.0% 14.6% (4.9)% 10.2% 9.9% 9.4% 9.9% 10.5% 11.1%

Memo:

EBITDA 14.5 12.5 5.4 8.5 8.5 10.0 11.4 12.9 14.3 17.7% 11.0%

% margin 32.7% 25.1% 11.9% 18.3% 17.6% 18.8% 19.4% 19.9% 20.2%

% growth (Y-o-Y) (14.2)% (56.8)% 57.4% 0.6% 17.4% 13.4% 13.3% 11.2%

Additional Cash Flow Items

Change in Working Capital (12.7) (15.2) 9.5 6.8 (1.2) (2.3) (2.6) (2.8) (3.1)

% of Change in Revenue 295.0% N/M N/M 53.3% 47.8% 48.0% 48.0% 48.1%

% EBITDA 87.0% 122.1% (176.7)% (80.5)% 14.1% 23.0% 22.5% 21.9% 21.8%

Capital Expenditures (5.2) (8.3) (9.4) (9.7) (3.1) (3.1) (3.1) (3.1) (3.1)

% Revenue 11.6% 16.8% 20.8% 20.9% 6.5% 5.9% 5.4% 4.9% 4.4%

% EBITDA 35.5% 66.6% 175.0% 113.9% 36.8% 31.3% 27.6% 24.4% 21.9%

Source: Promise management team

LAZARD

PROJECT PROMISE III REVIEW OF MANAGEMENT PROJECTIONS

Summary of Key Assumptions

		KEY ASSUMPTIONS	MANAGEMENT COMMENT
REVENUE	BAQUTING	■ **Sales volume:** 16.2 million units in 2012E, growing at 10% per annum 2013-2017E ■ **Channel mix by volume:** c.26% high-price vs. c.74% low-price for 2012-2017E ■ **Unit sales price:** RMB30/RMB12 for high/low-price channel, respectively, for 2012E ■ **Gross margin:** c.89% for 2012-2017E	■ Baquting is a sustainable product, steadily growing in a competitive market but should maintain its leading position ■ Channel mix by volume was c.32% high-price vs. c.68% low-price for 2011. Expect increased reliance on third-party marketing agents (low-price channel) ■ Unit sales prices for high/low-price channels have been stable at around RMB30/RMB12 for the last three years
	KAITONG	■ **Sales volume:** 400,000 units in 2012E, growing at 15% per annum 2013-2017E ■ **Unit sales price:** RMB29.3 for 2012E; Expect stable prices for 2013-2017E ■ **Gross margin:** c.59% for 2012-2017E	■ Growth consistent with long-term China healthcare market growth ■ Kaitong was formally launched in 2011 and generated less than RMB5 million revenue that year; In 1H2012, the Company sold circa 89,000 units of Kaitong ■ Management is assessing impairment of relevant in-licensing/prepayment cost
	ALPHA LIPOIC ACID (QIDU YIKANG)	■ **Sales volume:** 100,000 boxes in 2012E, growing at 15% per annum 2013-2017E ■ **Unit sales price:** RMB29 for 2012E; Expect stable prices for 2013-2017E ■ **Gross margin:** c.65% for 2012-2017E	■ Growth consistent with long-term China healthcare market growth ■ Management is assessing potential impairment of relevant in-licensing/prepayment cost
	DIANATAL/ CLOPIDOGREL	■ Excluded from the management projections	■ Significant uncertainty around SFDA approval ■ Unsuccessful launch of Dianatal in Hong Kong ■ Management is assessing impairment of relevant in-licensing/prepayment cost
	OTHER	■ Expects RMB10 million revenue per annum for 2012-2017E	■ Other revenue, consisted of a portfolio of non-major products, dropped to RMB10.6 million in 2011

Source: Promise management team
Note: Management projections exclude non-operational and non-recurrent items

12 | LAZARD

PROJECT PROMISE   III   REVIEW OF MANAGEMENT PROJECTIONS

Summary of Key Assumptions (cont'd)

		KEY ASSUMPTIONS	MANAGEMENT COMMENT
OPERATING EXPENSES	SALES & MARKETING	■ **Baquting:** 50% of product revenue for 2012-2017E ■ **Kaitong:** 65% of product revenue for 2012E, dropping to 60% for 2013E and 50% for 2014-2017E ■ **Alpha Lipoic Acid:** 65% of product revenue for 2012-2013E, dropping to 50% for 2014-2017E	■ Alpha Lipoic Acid was formally launched this year ■ New product in China typically needs 3 years to mature
	GENERAL & ADMIN	■ 17.5% of revenue in 2012E, growing at 5% per annum for 2013-2017E	■ In-line with long-term China CPI growth
	RESEARCH & DEVELOPMENT	■ 5.5% of revenue in 2012E, growing at 5% per annum for 2013-2017E	■ In-line with long-term China CPI growth
TAXATION	TAX RATE	■ 20.4% effective tax rate for 2012-2017E	
CASH FLOW	CAPEX	■ Additional capex of RMB61.5 million in 2012E for the construction of Penglai new plant (blended useful life of c.18 years) ■ Maintenance capex of RMB20 million for 2013-2017E (useful life of c.10 years)	■ Penglai new plant is expected to be operational from 2014E
	WORKING CAPITAL	■ Further improvement in receivable turnover days in 2012 ■ 2-4% of revenue for 2013-2017E	■ The combined carrying value of accounts and bills receivables reduced further to c.RMB112 million (as of end-June 2012) from c. RMB170 million (as of end-December 2011)

Source: *Promise management team*
Note: Management projections exclude non-operational and non-recurrent items

13 | LAZARD

PROJECT PROMISE III REVIEW OF MANAGEMENT PROJECTIONS

Financial Results – Quarterly Trending

(US$ in million, except per share data; US$1 = RMB6.36)

2H2011 results were negatively impacted by increasing competition for Baquting, corporate restructuring efforts and the exploration of strategic alternatives while 1H2012 results showed gradual recovery and improving performance

	FY2010A				FY2010A	FY2011A				FY2011A	FY2012A		FY2012E[5]
	Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4		Q1	Q2	
Revenue	11.0	12.9	13.2	12.5	49.6	10.1	12.5	13.7	9.0	45.3	9.5	11.5	46.3
Gross Profit	9.8	11.5	11.5	11.0	43.8	8.8	11.1	11.9	7.4	39.3	8.2	10.1	40.0
EBITDA [4]	3.9	4.3	3.1	1.2	12.5	3.4	3.9	3.3	(1.9) [1]	8.6 [1]	0.8	3.3 [3]	8.5
Net Income	2.7	3.0	1.5	0.0	7.2	1.7	2.2	1.2	(0.4) [2]	4.7 [2]	0.1	2.2 [3]	4.7
Margin													
Gross Profit	89.5%	88.8%	86.5%	88.2%	88.2%	87.2%	89.2%	86.6%	82.7%	86.7%	86.5%	88.1%	86.4%
EBITDA	35.4%	33.3%	23.4%	9.6%	25.1%	33.2%	30.8%	23.9%	(21.5%)	18.9%	8.7%	28.9%	18.3%
Net Income	24.5%	23.5%	11.0%	0.4%	14.6%	16.9%	17.8%	8.7%	(4.8%)	10.4%	1.2%	19.1%	10.2%
Growth (YoY Growth)													
Revenue						(7.5%)	(3.5%)	3.5%	(28.1%)	(8.7%)	(6.6%)	(8.3%)	2.2%
Gross Profit						(9.8%)	(3.1%)	3.5%	(32.6%)	(10.3%)	(7.3%)	(9.4%)	1.9%
EBITDA						(13.4%)	(10.6%)	6.0%	N/M	(31.3%)	(75.5%)	(14.0%)	(0.9%)
Net Income						(36.0%)	(27.0%)	(18.2%)	N/M	(34.9%)	(93.6%)	(2.0%)	0.6%
Growth (QoQ Growth)													
Revenue		18.2%	2.3%	(5.9%)		(18.7%)	23.2%	9.8%	(34.6%)		5.7%	20.9%	
Gross Profit		17.3%	(0.3%)	(4.1%)		(19.6%)	26.0%	6.6%	(37.6%)		10.5%	23.2%	
EBITDA		11.1%	(28.2%)	(61.5%)		182.4%	14.6%	(14.8%)	N/M		N/M	303.1%	
Net Income		13.7%	(52.0%)	(97.0%)		N/M	29.6%	(46.3%)	N/M		N/M	N/M	

Note:
(1) Adjustments for non-recurring items including a) allowance for non-trade receivables and b) non-operational charge related to exploration of strategic alternatives
(2) Adjustments for non-recurring items including a) allowance for non-trade receivables, b) non-operational charge related to exploration of strategic alternatives, c) settlement of certain lease obligations, d) tax on change of valuation allowance and donation income upon termination of the VIE Agreements
(3) Adjustments for expenses related to the going-private transaction
(4) Where applicable, quarterly depreciations & amortizations are assumed to be one-fourth of the full-year amount or one-half of the half-yearly amount as disclosed
(5) Management projections (Source: Promise management team)

14 | LAZARD

P R O J E C T P R O M I S E I I I R E V I E W O F M A N A G E M E N T P R O J E C T I O N S

Management Projections vs. Latest Broker Estimates

(US$ in million, except per share data; US$1 = RMB6.36)

Broker estimates for Promise have been lowered in light of recent operating performance and current challenging industry environment, and are in general lower than management projections

(3)

Historical Management Projections 2011-2016 Broker Estimates 2011-2016 2011A 2012E 2013E 2014E 2015E 2016E CAGR 2012E 2013E 2014E 2015E 2016E CAGR

Revenue $45.3 $46.3 $48.5 $53.4 $58.7 $64.6 7.4% $43.2 $44.6 $46.6 $49.1 $52.1 2.9%

YoY Growth (8.7%) 2.2% 4.9% 9.9% 10.0% 10.0% (4.6%) 3.2% 4.4% 5.4% 6.3%

BIT $6.1 (1) $6.0 $6.0 $6.3 $7.3 $8.5 6.9% $5.1 $5.8 $5.9 $6.0 $6.2 0.2%

EBIT Margin 13.5% 12.9% 12.4% 11.8% 12.5% 13.2% 11.9% 13.1% 12.7% 12.3% 11.8% YoY Growth (71.7%) (2.5%) 0.9% 5.0% 16.3% 16.3% (15.8%) 13.5% 1.6% 1.9% 2.1%

Net Income $4.7 (2) $4.7 $4.8 $5.0 $5.8 $6.8 7.6% $3.6 $3.7 $3.8 $3.9 $4.0 (3.3%)

Net Margin 10.4% 10.2% 9.9% 9.4% 9.9% 10.5% 8.4% 8.4% 8.2% 7.9% 7.7% YoY Growth (34.9%) 0.6% 0.9% 5.0% 16.3% 16.3% (22.6%) 2.6%2.1%2.1%2.4%

Source: Promise management team, broker report

Note:

(1) Adjustments for non-recurring items including a) allowance for non-trade receivables and b) non-operational charge related to exploration of strategic alternatives

(2) Adjustments for non-recurring items including a) allowance for non-trade receivables, b) non-operational charge related to exploration of strategic alternatives, c) settlement of certain lease obligations, d) tax on change of valuation allowance and donation income upon termination of the VIE Agreements (3) Per Oppenheimer as of 23 Aug 2012

LAZARD

P R O J E C T P R O M I S E

IV Financial Analysis

LAZARD

PROJECT PROMISE IV FINANCIAL ANALYSIS

Financial Analysis Summary

(US$ in million, except per share data; US$1 = RMB6.36)

Current Price[3]: $4.83

Proposed Price: $5.80

METHODOLOGY	IMPLIED PRICE PER ADS[1]	KEY ASSUMPTIONS
DCF Analysis – Management Projections	US$ 4.47 – US$ 5.58	■ WACC: 11.5-12.5% ■ Perpetual growth rate of 4.0-6.0% ■ Implied terminal EV/EBITDA multiple of 5.6-8.0x
Publicly Traded Comparables Enterprise Value / 2012E Sales - Management Projections	US$ 5.45 – US$ 5.93	■ 1.50-1.70x 2012E Sales US$46.3m (RMB294.6m) ■ Net cash of US$35.7m
Publicly Traded Comparables Enterprise Value / 2013E Sales - Management Projections	US$ 4.87 – US$ 5.37	■ 1.20-1.40x 2013E Sales US$48.5m (RMB309.0m) ■ Net cash of US$35.7m
Publicly Traded Comparables Enterprise Value / 2012E EBITDA - Management Projections	US$ 4.49 – US$ 5.37	■ 6.0-8.0x 2012E EBITDA US$8.5m (RMB54.0m) ■ Net cash of US$35.7m
Publicly Traded Comparables Enterprise Value / 2013E EBITDA - Management Projections	US$ 4.06 – US$ 4.95	■ 5.0-7.0x 2013E EBITDA US$8.5m (RMB54.4m) ■ Net cash of US$35.7m
Precedent Transaction Comparables Enterprise Value / LTM EBITDA - Management Projections	US$ 5.55 – US$ 6.97	■ 13.0-18.0x LTM EBITDA US$5.5m[2] (RMB35.0m) ■ Net cash of US$35.7m
Broker Target Price	US$ 5.00	■ Oppenheimer target price (as of 28 Mar 2012)
52-Week Trading Range	US$ 2.25 – US$ 5.08	■ 52-week trading range (as of 21 Sep 2012)
Premiums Paid Analysis	US$ 4.81 – US$ 5.18	■ 30.0-40.0% premium to Promise's 8 May 2012 unaffected share price (US$3.7/ADS)

Note:

(1) Assume 19,298,841.75 fully diluted ADS

(2) Adjustments for non-recurring items including a) allowance for non-trade receivables, b) non-operational charge related to exploration of strategic alternatives, c) expenses related to the going-private transaction

(3) As of 21 Sep 2012

16 LAZARD

P R O J E C T P R O M I S E I V F I N A N C I A L A N A L Y S I S

Discounted Cash Flow Analysis – Management Projections

(US$ in million, except per share data; US$1 = RMB6.36)

FYE December

3-4Q2012E 2013E 2014E 2015E 2016E 2017E

Sales $254. $485. $534. $587. $646. $711.

% growth (Y-o-Y) 4.9% 9.9% 10.0% 10.0% 10.1%

EBIT 3.8 6.0 6.3 7.3 8.5 9.9

% margin 14.8% 12.4% 11.8% 12.5% 13.2% 13.9%

Taxes (0.8) (1.2) (1.3) (1.5) (1.7) (2.0)

Tax Rate 20.4% 20.4% 20.4% 20.4% 20.4% 20.4%

EBIAT $3.0 $4.8 $5.0 $5.8 $6.8 $7.9

Plus: Depreciation and Amortization 1.1 (1) 2.5 3.7 4.0 4.4 4.4

Less: Capital Expenditures (7.6) (2) (3.1) (3.1) (3.1) (3.1) (3.1)

Less: Change in Working Capital (2.4) (3) (1.2) (2.3) (2.6) (2.8) (3.1)

Unlevered FCF $(5.8) $3.0 $3.3 $4.2 $5.2 $6.0

Source: Management projections

Note:

(1) Being US$2.5 million (RMB16.1 million) full-year 2012 projected depreciation & amortization (“D&A”) less US$1.4 million (RMB9.0 million) D&A incurred in 1H2012 (2) Being US$9.7 million (RMB61.5 million) full-year 2012 projected capital expenditure (“capex”) less US$2.1 million (RMB13.4 million) capex incurred in 1H2012 (3) Being US$6.8 million (RMB43.5 million) full-year 2012 projected release in working capital less US$9.2 million (RMB58.6 million) release of working capital incurred in 1H2012.

LAZARD

P R O J E C T P R O M I S E I V F I N A N C I A L A N A L Y S I S

Discounted Cash Flow Analysis – Management Projections (cont’d)

(US$ in million, except per share data; US$1 = RMB6.36)

Terminal Growth Methodology

PV of PV of Terminal Value Enterprise Value

Discount FCFs as of Perpetuity Growth Rate Perpetuity Growth Rate

Rate 30 Jun 2012 4.0% 5.0% 6.0% 4.0% 5.0% 6.0%

11.5% $63.1$72.0$664.58.9 $50.1 $55. $59.0 $

12.0% 8.6 45.8 50.4 56.4 54.5 59.0 65.1

12.5% 8.4 42.1 45.9 50.8 50.5 54.3 59.3

Net Debt Equity Valuation Terminal Value as % of EV

Discount As of Perpetuity Growth Rate Perpetuity Growth Rate

Rate 30 Jun 2012 4.0% 5.0% 6.0% 4.0% 5.0% 6.0%

11.5% $(35.7) $94.7 $100.2 $107.6 85.0% 86.2% 87.7%

12.0% (35.7) 90.2 94.7 100.8 84.1% 85.3% 86.7%

12.5% (35.7) 86.2 90.0 94.9 83.3% 84.5% 85.8%

Implied Terminal EV /EBITDA$Implied Price Per ADS(US )

Discount w/ Perpertuity Growth Rate w/Perpetuity Growth Rate of:

Rate 4.0% 5.0% 6.0% 4.0% 5.0% 6.0%

115%. 64x. 71.1x 80x. $4.91 $5.19 $5.58

12.0% 6.0x 6.6x 7.3x 4.67 4.91 5.22

12.5% 5.6x 6.1x 6.8x 4.47 4.66 4.92

Source: Management projections

Note: Discount rate derived from Weighted Average Cost of Capital Analysis on page 23

LAZARD

PROJECT PROMISE IV FINANCIAL ANALYSIS

Public Company Benchmarks – Trading Metrics

(US$ in million, except per share data; US$1 = RMB6.36)

	Price	% of 52	Equity	EV	Trading Multiples											
					EV / Sales				EV / EBITDA				P/E			
	21 Sep 2012	Week High	(US$m)	(US$m)	2011A	LTM	2012E	2013E	2011A	LTM	2012E	2013E	2011A	LTM	2012E	2013E
Promise - Mgmt Projection (Current Price)	US$ 4.83	95.1%	$93.3	$57.6	1.27x	1.32x	1.24x	1.19x	6.7x	10.5x	6.8x	6.7x	19.8x	30.5x	19.7x	19.5x
Promise - Mgmt Projection (Offered Price)	US$ 5.80	114.2%	111.9	76.3	1.68x	1.75x	1.65x	1.57x	8.9x	13.9x	9.0x	8.9x	23.8x	36.6x	23.6x	23.4x
Promise - Consensus (Current Price)	US$ 4.83	95.1%	$93.3	$57.6	1.27x	1.32x	1.26x	1.18x	6.7x	10.5x	N/A	N/A	19.8x	30.5x	20.4x	15.5x
Promise - Consensus (Offered Price)	US$ 5.80	114.2%	111.9	76.3	1.68x	1.75x	1.66x	1.56x	8.9x	13.9x	N/A	N/A	23.8x	36.6x	24.5x	18.6x
US-Listed China-based Pharmaceutical Companies																
Simcere	US$ 7.91	76.4%	$418.8	$512.0	1.60x	1.61x	1.53x	1.41x	15.3x	17.0x	12.6x	10.8x	18.9x	27.2x	24.1x	17.7x
SciClone	US$ 5.53	73.0%	324.6	245.5	1.84x	1.55x	1.42x	1.18x	8.5x	5.9x	5.5x	4.4x	12.6x	8.7x	7.4x	6.2x
3SBio	US$ 13.44	87.7%	302.5	180.6	2.12x	1.88x	1.71x	1.41x	8.1x	7.0x	6.3x	5.3x	17.8x	15.1x	14.2x	11.9x
China Biologic Products	US$ 9.53	79.7%	255.3	206.1	1.35x	1.18x	N/A	N/A	3.2x	2.8x	N/A	N/A	6.9x	6.4x	NA	NA
Sinovac	US$ 2.51	87.2%	138.2	89.8	1.58x	1.73x	2.04x	1.72x	11.6x	Neg.	Neg.	Neg.	Neg.	Neg.	Neg.	Neg.
				Mean	**1.70x**	**1.59x**	**1.67x**	**1.43x**	**9.4x**	**8.2x**	**8.1x**	**6.8x**	**14.0x**	**14.4x**	**15.2x**	**11.9x**
				Median	**1.60x**	**1.61x**	**1.62x**	**1.41x**	**8.5x**	**6.4x**	**6.3x**	**5.3x**	**15.2x**	**11.9x**	**14.2x**	**11.9x**
				High	**2.12x**	**1.88x**	**2.04x**	**1.72x**	**15.3x**	**17.0x**	**12.6x**	**10.8x**	**18.9x**	**27.2x**	**24.1x**	**17.7x**
				Low	**1.35x**	**1.18x**	**1.42x**	**1.18x**	**3.2x**	**2.8x**	**5.5x**	**4.4x**	**6.9x**	**6.4x**	**7.4x**	**6.2x**

Source: Bloomberg, Research Reports and Management Projections

Note:

(a) Projections are based upon Bloomberg consensus estimates. In-the-money outstanding stock options are treated using the Treasury Stock Method. All in-the-money convertible debt is assumed to convert into additional shares

(b) Most recent quarterly filings of Promise, Simcere, SciClone and China Biologic Products, 3SBio and Sinovac are as of 30 Jun 2012

(c) Adjusted EBITDA and net income for non-recurrent, exceptional items

(d) "N/A": data not available; "Neg.": loss in EBITDA and net income

19 | LAZARD

PROJECT PROMISE IV FINANCIAL ANALYSIS

Emerging Markets Pharma Precedent Transactions Analysis

(US$ in million, except per share data; US$1 = RMB6.36)

Ann. Date	Acquirior	Headquarters	Target	Headquarters	EV VAL	EV / LTM Sales	EV / LTM EBITDA
Aug-12	Investor Group	China	Luye Pharma	China	$516	1.7x	12.2x
May-12	CNTIC Trading	China	Henan Topfond Pharma	China	535	1.2x	14.2x
Apr-12	Amgen	US	MN Pharmaceuticals	Turkey	700	2.8x	14.0x
Mar-12	Guangzhou Pharmaceutical	China	Guangzhou Baiyunshan	China	932	1.6x	13.5x
Oct-11	Hikma Pharmaceuticals	UK	Promopharm SA	Morocco	158	3.2x	10.3x
Sep-11	Shanghai Fosun Pharma	China	Jinzhou Ahon Pharma	China	242	6.2x	N/A
Aug-11	Shionogi	Japan	C&O Pharmaceutical	Hong Kong	254	3.1x	11.3x
May-11	Valeant Pharm	Canada	Sanitas	Lithuania	509	3.6x	10.9x
Apr-11	Amgen	US	Bergamo	Brazil	215	2.7x	N/A
Apr-11	China Medical System	China	Tianjin Precede	China	199	4.4x	N/A
Dec-10	Reckitt Benckiser	UK	Paras Pharmaceuticals	India	720	8.4x	30.1x
Nov-10	Nycomed	Switzerland	Techpool Bio Pharma	China	417	5.5x	N/A
Oct-10	Pfizer	US	Teuto	Brazil	595	3.5x	N/A
Oct-10	Sanofi-Aventis	France	BMP Sunstone	China	512	3.1x	30.7x
May-10	Abbott Laboratories	US	Piramal (Healthcare Solutions)	India	3,822	8.6x	31.0x
				75th Percentile	$648	5.0x	26.1x
				Mean	688	4.0x	17.8x
				Median	512	3.2x	13.8x
				25th Percentile	248	2.8x	11.5x

20 | LAZARD

Source: Thomson One Banker, Mergermarket, Bloomberg, Company filings
Note: N/A indicates that the data are not available; Where applicable, EV is adjusted for non-operating assets

P R O J E C T P R O M I S E

Appendix

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P R O J E C T P R O M I S E

A Additional Promise Information

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A A D D I T I O N A L P R O M I S E I N F O R M A T I O N

P R O J E C T P R O M I S E

Promise Volume at Various Prices

(US$ in million, except per share data; US$1 = RMB6.36)

Float (1) 19,298,842

From IPO on 9 Dec 2009 to Present Total Volume: 21,693,310

Shares Traded Volume-Weighted Average Price:

10,000,000 Last half-Year $4.82

Last 1-Year 4.48

8,000,000 Since IPO 5.45

6,000,000

4,000,000

2,000,000

0

$2.00-$3.00 $3.00-$4.00 $4.00-$5.00 $5.00-$6.00 $6.00-$7.00 $7.00-$8.00 $8.00-$9.00

% Traded 2% 17% 37% 12% 8% 8% 16%

% Cumulative 2% 19% 56% 68% 76% 84% 100%

From 1 Jan 2012 to Present

Total Volume: 3,949,907

Shares Traded Volume-Weighted Average Price:

2,000,000 Last 1-Month $4.75

Last 3-Month 4.93

1,500,000 Since 1 Jan 12 4.64

1,000,000

500,000

NIL NIL NIL

0

$2.00-$3.00 $3.00-$4.00 $4.00-$5.00 $5.00-$6.00 $6.00-$7.00 $7.00-$8.00 $8.00-$9.00

% Traded 9% 3% 55% 33% 0% 0% 0%

% Cumulative 9% 12% 67% 100% 100% 100% 100%

Source: Bloomberg. Market data as of 21Sep 2012

Note:

(1) Includes 153,030,734 ordinary shares plus 1,360,000 RSUs, outstanding as of 19 Sep 2012 (per records of the Company); 1 ADS = 8 ordinary shares

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P R O J E C T P R O M I S E A A D D I T I O N A L P R O M I S E I N F O R M A T I O N

Promise Ownership Profile

(US$ in million, except per share data; US$1 = RMB6.36)

Chairman Xue owns c.61.2% of Promise’s fully diluted ordinary share capital

N umber of Value of % of Total

Owner N ame (a)

Share (000s) Shares Shares

Columbia Management Investment Advisers, LLC 1,183 $ 5.7 6.1%

Mitsubishi UFJ Asset Management 70 0.3 0.4%

California Public Employees’ Retirement System 13 0.1 0.1%

Other Institutions 1 0.0 0.0%

Total Institutions 1,267 $ 6.1 6.6%

Baizhong Xue 11,814 $ 57.1 61.2%

Sequoia Capital 2,513 12.1 13.0%

HBM Partners 356 1.7 1.8%

Total Insiders 14,683 $ 70.9 76.1%

Retail Float(b) 3,349 16.2 17.4%

Total 19,299 (c) $ 93.3 100.0%

SHAREHOLDERS BY CATEGORY

Float 17.4%

Total Institutions 6.6%

Total Insiders 76.1%

Source: Company 20-F and Capital IQ

Note:

(a)	Value of shares calculated based on Promise’s share price of $4.83/ADS on 21 Sep 2012

(b) Retail float is calculated as total number of shares outstanding – total institutions holding – total insiders holder

(c) Includes 153,030,734 ordinary shares plus 1,360,000 RSUs, outstanding as of 19 Sep 2012 (per records of the Company); 1 ADS = 8 ordinary shares

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P R O J E C T P R O M I S E

B WACC Analysis

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P R O J E C T P R O M I S E B W A C C A N A L Y S I S

Weighted Average Cost of Capital

(US$ in million, except per share data; US$1 = RMB6.36)

Assumptions

Risk Free Rate 3.5% (a) Market Risk Premium 7.7% (b) Cost of Debt 6.6% (c) Marginal Tax Rate 20%

Percentage inc 0.5% Net Debt /

Mkt Cap EV Barra Mkt Equity N et Debt/ Unlevered Company (US$ m) (US$ m) Beta (ß) (d) Value (e) EV (e) Beta (ß) (f) Simcere $418.8 $512.0 0.87 17.6% 14.4% 0.77 SciClone 324.6 245.5 1.29 0.0% 0.0% 1.29 3SBio 302.5 180.6 0.93 0.0% 0.0% 0.93 China Biologic Products 255.3 206.1 0.96 0.0% 0.0% 0.96 Sinovac 138.2 89.8 1.08 0.0% 0.0% 1.08

Average $287.9 $246.8 1.03 3.5% 2.9% 1.01 Promise $93.3 $57.6 0.64 0.0% 0.0% 0.64

N et Debt / After-Tax

N et Debt / Mkt Equity Cost of Equity at Various Unlevered Betas (g) Cost of Debt WACC at Various Unlevered Beta (h) EV Value 1.00 1.10 1.20 6.6% 1.00 1.10 1.20

0% 0% 11.2% 12.0% 12.7% 5.2% 11.2% 12.0% 12.7%

5% 5% 11.5% 12.3% 13.1% 5.2% 11.2% 12.0% 12.7% 10% 11% 11.9% 12.7% 13.5% 5.2% 11.2% 12.0% 12.7% 15% 18% 12.3% 13.1% 14.0% 5.2% 11.2% 12.0% 12.7% 20% 25% 12.7% 13.6% 14.6% 5.2% 11.2% 12.0% 12.7%

(a)	10-year RMB China Government bond yield as of 21 Sep 2012

(b) Ibbotson’s long-horizon expected equity risk premium (historical) (Source: Ibbotson 2011 Valuation Yearbook) plus China’s country risk premium (Source: Damodaran Country Premia Jan 2012) (c) PBoC Benchmark Lending Rate (>5 years) (d) Barra beta as of 31 Aug 2012 (e) Net Debt / Mkt Equity Value and Net Debt / EV assumed to be 0 for companies with net cash (f) Unlevered beta = Levered beta / [1 + (1—Tax Rate) x (Debt / Equity)] (g) Cost of Equity = Risk Free Rate + Levered beta x Market Risk Premium (h) WACC = (After Tax Cost of Debt) x (Debt / Enterprise Value) + (Cost of Equity) x (Equity / Enterprise Value)

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P R O J E C T P R O M I S E

C Premiums Paid Analysis

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PROJECT PROMISE C PREMIUMS PAID ANALYSIS

Premium Analysis – Select Life Sciences Transactions 2010 – 2012YTD

(US$ in million, except per share data; US$1 = RMB6.36)

Ann. Date	Target	Acquiror	Transaction Value	Premium Paid Prior to Ann. Date (%) 1 Day	1 Week	1 Month
28 Aug 2012	Luye Pharma	Investor Group	$516	4.0%	19.3%	22.6%
16 Jul 2012	Par Pharma	TPG	2,053	36.7%	40.4%	52.0%
29 Jun 2012	Amylin	BMS	7,667	9.9%	11.0%	9.9%
13 Jun 2012	Proximagen Group	Upsher-Smith	549	16.4%	20.3%	24.3%
3 May 2012	Ardea	AstraZeneca	1,150	0.9%	1.0%	48.8%
19 Apr 2012	Human Genome Sciences	GSK	2,739	98.7%	88.7%	80.6%
24 Oct 2011	Adolor Corp	Cubist Pharmaceuticals Inc	386	121.4%	120.2%	120.2%
1 Aug 2011	C&O Pharmaceutical	Shionogi	254	11.1%	26.6%	47.1%
2 Sep 2011	Omega Pharma	Couckinvest	1,317	5.5%	8.6%	21.2%
24 May 2011	Sanitas	Valeant Pharm Intl	509	83.4%	82.1%	88.5%
5 Apr 2011	Inspire Pharmaceuticals	Merck & Co Inc	342	25.6%	29.5%	25.9%
29 Mar 2011	Cephalon	Valeant Pharm Intl	5,656	26.8%	29.7%	30.5%
22 Feb 2011	Clinical Data	Forest Laboratories	1,202	6.2%	7.1%	34.5%
21 Feb 2011	ProStrakan Group	Kyowa Hakko Kirin	502	19.4%	20.5%	29.6%
21 Dec 2010	Martek Biosciences	Royal DSM	996	34.9%	39.6%	43.7%
1 Dec 2010	Eurand NV	Axcan Pharma	526	9.4%	7.3%	20.7%
28 Oct 2010	BMP Sunstone	Sanofi-Aventis	512	30.5%	28.2%	26.4%
17 Sep 2010	Crucell	Johnson & Johnson	2,300	57.7%	58.6%	60.7%
7 Sep 2010	Zymogenetics	Bristol-Myers Squibb	732	77.0%	95.0%	139.0%
30 Jun 2010	Abraxis	Celgene	3,578	17.3%	17.6%	61.8%
7 Jun 2010	Talecris Biotherapeutics	Grifols SA	3,424	64.1%	57.5%	50.0%
10 Mar 2010	Facet Biotech[(a)]	Abbott	722	64.4%	39.8%	40.5%
1 Mar 2010	OSI	Astellas	4,031	55.3%	55.2%	65.8%
			75th Percentile	60.9%	56.4%	61.3%
			Mean	38.1%	39.3%	49.8%
			Median	26.8%	29.5%	43.7%
			25th Percentile	10.5%	18.4%	26.2%

Source: Thomson One Banker, Bloomberg, Mergermarket. Includes life science transactions between $200 million and $8 billion

Note:
(a) Reflects premium on unaffected share price during Biogen Idec's $14.50 initial bid for Facet on 4 Sep 2009

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P R O J E C T P R O M I S E

D Chinese Market Developments

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PROJECT PROMISE D CHINESE MARKET DEVELOPMENTS

Chinese Market Developments

	KEY OBSERVATIONS
RECENT MACRO ECONOMIC ENVIRONMENT	■ In 2Q2012, China's economy decelerated to its weakest rate of growth in more than three years, expanding at only 7.6% y-y ■ Growth eased from a year-on-year growth rate of 8.1% in 1Q2012. For 1H2012, the economy grew 7.8% y-y, compared to 9.6% y-y in the same period a year earlier ■ Premier Wen Jiabao cut China's 2012 growth target to an eight-year low of 7.5% and made boosting consumer demand the year's first priority as Beijing looks to wean the economy off its reliance on external demand and foreign capital ■ In July 2012, The People's Bank of China ("PBoC") lowered its one-year benchmark lending rate down by 31bps to 6% and the one-year benchmark deposit rates by 25bps to 3% ■ So far this year, PBoC has cut interest rates twice in response to economic concerns and tightened liquidity ■ PBoC also tried to spur growth by cutting the amount of money banks are required to hold in reserves, freeing up those funds in order to boost investment
HEALTHCARE INDUSTRY TRENDS	■ Expenditures on healthcare have more than doubled, from US$156 billion in 2006 to US$357 billion in 2011, representing approximately 5% of China's GDP. From pharmaceuticals to medical devices to traditional Chinese medicine ("TCM"), virtually every healthcare sector has benefited ■ Heathcare spending is projected to grow at a CAGR of 12% from US$357 billion in 2011 to US$1,000 billion in 2020 ■ Growth in the healthcare sector is fueled by favorable demographic trends, continuing urbanization, increasing disease burdens, the healthy expansion of the overall economy, growth in incomes which allow greater awareness of and access to treatments, and the government's focus on healthcare as a social priority ■ During 2009-2011, as improvements in the healthcare system, the government has: ■ Increased coverage of basic medical care insurance programs to over 95% of China's population ■ Completed construction of an additional 1,600+ hospitals and 5,500+ community health centers ■ Invested RMB63 billion (circa US$10 billion) in the construction/improvement of 33,000 grass-root hospitals and RMB451 billion (circa US$71 billion) in medical care services ■ Nonetheless, the healthcare sector is progressing with significant government intervention in areas such as pricing, intensifying competition from local and foreign companies and easing economic growth

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Source: Broker and consultant reports